As filed with the Securities and Exchange Commission on September 19, 2001

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
            OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                  Merrrill Lynch Fundamental Growth Fund, Inc.

                 P.O. Box 9011 Princeton, New Jersey 08543-9011
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                                 SAME AS ABOVE
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[LOGO] Merrill Lynch  Investment Managers

September 17, 2001

Re: Merrill Lynch Growth Fund

Dear Shareholder:

As a shareholder of Merrill Lynch Growth Fund, you are being asked to vote on the proposed reorganization of the fund. Your vote is very important, so Merrill Lynch Investment Managers would like to take this opportunity to explain the proposed change and how it will affect your investment.

What is the proposed reorganization?

The Board of Trustees of Merrill Lynch Growth Fund has approved a proposal under which Merrill Lynch Growth Fund would be acquired by the Merrill Lynch Fundamental Growth Fund. If the shareholders of Merrill Lynch Growth Fund approve this reorganization, Merrill Lynch Fundamental Growth will acquire the assets and assume the liabilities of Merrill Lynch Growth Fund. This simply means that you will become a shareholder of Merrill Lynch Fundamental Growth Fund. Upon the reorganization you will receive shares of Merrill Lynch Fundamental Growth having the same aggregate net asset value as the shares you hold in Merrill Lynch Growth Fund.

Why is the Board proposing this reorganization?

The Board of Merrill Lynch Growth Fund has determined that the shareholders of the fund are likely to benefit from the reorganization and believe that the reorganization is in the best interests of the fund and its shareholders. Both funds offer shareholders similar investment objectives. After the reorganization, it is expected that Merrill Lynch Growth Fund shareholders will be invested in a substantially larger diversified open-end fund, providing improved economies of scale and a substantially lower operating expense ratio. The projected annualized operating expenses of the combined fund, assuming the reorganization took place on February 28, 2001, are estimated to be 0.27% lower than the annual fund operating expenses of Merrill Lynch Growth Fund.

How will this affect the value of your investment?

The value of your investment will not be changed as a result of the reorganization. Upon the reorganization, shareholders of Merrill Lynch Growth Fund will receive the same class of shares of Merrill Lynch Fundamental Growth Fund (i.e., Class A, Class B, Class C, or Class D) as they held in Merrill Lynch Growth Fund. The same distribution fees, account maintenance fees and sales charges, including contingent deferred sales charges ("CDSCs"), if any, will apply to the new shares of Merrill Lynch Fundamental Growth Fund as applied to shares of Merrill Lynch Growth Fund immediately prior to the reorganization. The net asset value of the corresponding shares of Merrill Lynch Fundamental Growth Fund to be issued to the shareholders of Merrill Lynch Growth Fund will equal the net asset value of the outstanding shares of Merrill Lynch Growth Fund upon reorganization.

Why is your vote important?

Your vote is important in order to reduce the need for additional costly solicitation efforts or meeting adjournments. Please take the time to vote your shares prior to the October 22nd shareholder meeting!

How do you vote?

There are several options available to vote your shares:

      o By Phone: Our automated number 1-800-690-6903 is available for your vote. Please have your proxy card available.

      o By Internet: Access the website at www.proxyvote.com and enter the 12-digit control number printed on your proxy card. If you wish to vote via the Internet, you must do so no later than 4:00 p.m. Eastern Time on October 21, 2001.

      o By Mail: Return your executed proxy in the enclosed postage paid envelope.

For more information regarding the meeting agenda, please call Georgeson Shareholder toll free at 1-888-852-3461. Representatives are available to take your calls Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time, or contact your Merrill Lynch Financial Advisor.


Merrill Lynch Investment Managers